Amendment to Custody Agreement

This Amendment to Custody Agreement (the “Amendment”) is made and entered into as of the 29th day of October, 2013 by and between Endurance Series Trust, a Delaware business trust (the “Trust”) and The Huntington National Bank, a national bank organized under the laws of the United States (the “Custodian”).

WHEREAS, the Trust and the Custodian previously entered into that certain Custody Agreement dated as of February 13, 2013 (the “Agreement”); and

WHEREAS, the Trust and the Custodian wish to amend the Agreement to add the Gator Opportunities Fund as an additional Fund under the Agreement;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and further good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.

Amendment.  Appendix B to the Agreement is hereby amended to add the Gator Opportunities Fund.

2.

No Further Changes.  The remainder of the Agreement shall remain in effect with no further changes.

IN WITNESS WHEREOF, the parties hereto have duly caused this Amendment to be executed as of the day and year first above written.

ENDURANCE SERIES TRUST

THE HUNTINGTON NATIONAL BANK

By: /s/ Andres Sandate

By: /s/ Kevin Speert

Name: Andres Sandate

Name: Kevin Speert

Title: President

Title: Vice President